EXHIBIT 23.3

CONSENT OF RYDER SCOTT COMPANY, L.P.

To the Board of Directors
Occidental Petroleum Corporation:

We consent to the (i) the incorporation by reference into the registration statement on Form S-3 (the “Registration Statement”) of Occidental Petroleum Corporation (“Occidental”) of our letter dated February 6, 2019, relating to our review of the methods and procedures used by Occidental for estimating its oil and gas proved reserves, which is included in Occidental’s Annual Report on Form 10-K for the year ended December 31, 2018, and (ii) all references to our firm in the Registration Statement and any amendments thereto, including under the heading “Experts” in the prospectus included the Registration Statement and any amendments thereto.

/s/ Ryder Scott Company, L.P.

RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

Houston, Texas
December 10, 2019